Supplementary Agreement

Party A: Haoran Industrial Company, Huicheng District, Huizhou City
Legal Representative: Zhong Guanbin         Title: Chairman of the board

Party B: Huizhou NIVS AUDIO & VIDEO TECH CO., LTD
Legal Representative: Li Tianfu                   Title: General Manager

Party A, Party B and Shuikou County Real Estate Development Corporation concluded “Contract” on November 24th, 2003 (No.: (2003) Hao He Zi No. 1) in which Party A agrees to transfer the use right of the land that is located in Wei Village, Lianhe Ridge, Shuikou County with an area of 184,810 square meters to Party B. The total transfer fee is 18,799,982 RMB. In accordance with the stipulations in “Contract”, Party B has paid the deposit of 3,000,000 RMB to Party A. Party A has transferred the stated-owned land use right to the name of Party B. The parties hereby reach the following agreements on the payment of the transfer fee and the guarantee:

Article 1. The deposit of 3,000,000 RMB that Party B has paid to Party A will be used for the transfer fee that Party B shall pay to Party A.

Article 2. The stipulations in the first paragraph of article 6 in “Contract” about mortgage and security term will be terminated.

Article 3. While signing this contract, Party B shall pay at least another 3,000,000 RMB to Party A. Apart from this, Party B shall pay 1,000,000 RMB before March 30th, 2004. Only after Party B pays off these mentioned 4,000,000 RMB, Party A can hand over the two original copies of State-Owned Land Use Certificate to Party B.

Article 4. The payment of the 4,000,000 RMB stipulated in the article 3 of this agreement will not influence the payment by installments and the time limit stipulated in the second paragraph in article 3 of “Contract”. That is to say, while fulfilling the obligation of paying 7,000,000 RMB of the transfer fee, Party B still shall pay 1,000,000 RMB of the transfer fee to Party A each month as of February, 2004 (the month of February included) until all the transfer fee is paid off.

Article 5. Party B guarantees that, before paying off the transfer fee, it will not use the transferred land use right for financial guarantee except for the construction of the factory workshops. The loan that Party B gets with the land use right as the mortgage shall be fully used for the construction of the factory workshops on the transferred land and shall not be misappropriated for other uses.

Article 6. The prerequisite that Party A agrees not to execute the guarantee clauses in “Contract” is that: Party B guarantees that no other debt that may lead to the situation that the transferred land is sealed up exists.

Article 7. This agreement has two original copies and will enter into force upon the signatures of the Parties.

Party A: Haoran Industrial Company, Huicheng District, Huizhou City (Seal)
/s/ Zhong Guanbin  (Seal)

Party B: Huizhou NIVS AUDIO & VIDEO TECH CO.,LTD (Seal)
/s/ Li Tianfu (Seal) December 19th, 2003.